PROMISSORY NOTE

$3,700,000.00	Edina, Minnesota
February 15, 2017

FOR VALUE RECEIVED, the undersigned, WSI INDUSTRIES, INC., a Minnesota corporation (hereinafter designated as “Borrower”), promises to pay to the order of TRADITION CAPITAL BANK, a Minnesota banking corporation (hereinafter referred to as “Lender”), (Lender and any holder of this Note from time to time are each hereinafter sometimes referred to as “Holder”), at 7601 France Avenue South, Suite 140, Edina, Minnesota 55435, or such other place as may hereinafter be designated from time to time in writing by the Holder hereof, the principal sum of Three Million Seven Hundred Thousand and 00/100 Dollars ($3,700,000.00) (hereinafter referred to as the “Loan Amount”), or so much thereof as shall have been advanced hereunder to or for the benefit of the undersigned pursuant to the terms of a Loan Agreement of even date herewith made by the Borrower and Lender (hereinafter referred to as the “Loan Agreement”), together with interest from the date hereof until fully paid, at the rates hereinafter provided, on the Loan Amount, from time to time, advanced and remaining unpaid (hereinafter referred to as the “Principal Balance”). The Principal Balance and interest shall be due and payable as follows:

A. Commencing on the date hereof and continuing through the fifth (5th) annual anniversary date hereof (the “Change Date”), interest shall accrue on the Principal Balance at a fixed rate of three and ninety-nine one hundredths percent (3.99%), and then on the Change Date through the Maturity Date (defined below), the Interest Rate shall be reset and fixed at two percent (2.0%) over the Federal Home Loan Bank of Des Moines Five Year Fixed Advanced Rate (the “FHLBDM Rate”) (such rate as is in effect during the terms hereof is hereafter referred to as the “Interest Rate”). If the FHLBDM Rate is no longer available, the Lender shall reasonably select a new index which is based upon comparable information as the index and shall so notify Borrower. The annual Interest Rate for the Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding Principal Balance, multiplied by the actual number of days the Principal Balance is outstanding.

B. Borrower shall pay monthly installments of principal and interest with the Loan Amount amortized over twenty (20) years after applying the Interest Rate, such monthly payment in the amount of $22,511.23, commencing on March 15, 2017, and continuing on the same day of each successive month thereafter until February 15, 2027 (the “Maturity Date”). On the Change Date, the monthly principal and interest payments shall be recalculated based on the change in the Interest Rate with the Loan Amount continuing to be amortized over twenty (20) years with such new monthly payments commencing on March 15, 2022 and continuing on the same day of each successive month thereafter until the Maturity Date. On the Maturity Date, the entire Principal Balance and all accrued and unpaid interest, late fees and any other amounts shall be paid in full. The Payment then due is a balloon payment.

If any scheduled installment of principal or interest, including but not limited to the balloon payment, due on the Note is not paid within ten (10) days of the due date thereof, the Borrower shall pay to the Lender a late charge equal to five percent (5.0%) of the amount of such late installment, including any balloon payment.

All payments and prepayments shall, at the option of the Lender, be applied first to any costs of collection, second to any late charges, third to accrued interest due on the Note, and lastly to principal (with respect to prepayment to installments of principal, they shall be applied in inverse order of their maturity on the Note). If Borrower prepays in excess of ten percent (10%) of the Principal Balance outside of the normal monthly payments, Borrower shall pay to Lender a prepayment penalty calculated as a specified percentage of the Principal Balance prepaid in any given year based upon the following:

Year 1	Year 2	Year 3	Year 4	Year 5	Year 6	Year 7	Year 8	Year 9	Year 10
3.0%	3.0%	2.0%	1.0%	1.0%	3.0%	3.0%	2.0%	1.0%	1.0%

This Note is secured by, inter alia, a Combination Mortgage, Security Agreement, Fixture Filing and Assignment of Leases and Rents executed by Borrower in favor of Lender of even date herewith against certain real property located at 213 Chelsea Road, Monticello, Minnesota (the “Mortgage”), and pursuant to the terms and conditions contained in the Loan Agreement, which are to be kept and performed by Borrower are hereby made a part of this Note, and to the same extent and with the same force and effect as if they were fully set forth herein. The Borrower covenants and agrees to keep and perform them, or cause them to be kept and performed, strictly in accordance with their terms.

Time is of the essence hereof. During the continuance of an Event of Default, beyond any applicable cure period, as defined in the Loan Agreement, including failure to pay the balloon payment, Lender, at its option, may also, if permitted under applicable law, increase the Interest Rate of the Note by five percent (5.0%), except as expressly stated otherwise in the Loan Agreement. In the event of a default in the payment of any principal or interest due hereunder or in the payment or performance of anything by Borrower to be paid or performed under any of the terms and conditions in this Note or in the Loan Documents continuing beyond any applicable cure periods, the Holder at its option and without further notice, demand or presentment for payment to Borrower or others, may declare immediately due and payable the Principal Balance and interest accrued thereon, together with any reasonable attorneys’ fees incurred by Holder in collecting or enforcing payment thereof, whether suit be brought or not, and all other sums due by Borrower hereunder or under the Loan Documents, anything herein or in Loan Documents to the contrary notwithstanding, and payment thereof may be enforced and recovered in whole in or in part at any time by one or more of the remedies provided to Holder in this Note or in the Loan Documents.

The remedies of Holder as provided herein and in the Loan Documents shall be cumulative and concurrent and may be pursued singly, successively or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall occur; and the failure to exercise any such right or remedy shall in no event be construed as a waiver or release thereof.

Borrower waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Note, and all other notices in connection with the delivery, acceptance, performance, default or enforcement of the payment of this Note.

Holder shall not be deemed by any act of omission or commission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder, and then only to the extent specifically set forth in the writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.

All agreements herein are expressly limited so that in no contingency or event whatsoever shall the amount paid or agreed to be paid to the Holder for the use, forbearance or detention of the money to be advanced hereunder exceed the highest lawful rate permissible under applicable usury laws. If from any circumstances whatsoever fulfillment of any provision hereof at the time performance of such provisions shall be due shall involve transcending the limit of validity prescribed by law which a court of competent jurisdiction may deem applicable hereto, then the obligation to be fulfilled shall be reduced to the limit of such validity and if from any circumstance the Holder shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest.

This instrument shall be governed by and construed according to the laws of the State of Minnesota.

[Remainder of this page is intentionally left blank; signature page follows]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note the day and year first above written.

BORROWER:

WSI INDUSTRIES, INC.,
a Minnesota corporation

By:	/s/ Paul D. Sheely
Paul D. Sheely
Its:	Chief Financial Officer